Exhibit 99.1

Welcome Warren Jenson to the Dropbox Board of Directors!

We’re excited to welcome Warren Jenson to the Dropbox Board of Directors. From helping shape Amazon.com during its early days into the e-commerce and digital ads powerhouse it is today, to playing a part in shepherding video gaming from a niche industry to mainstream entertainment at Electronic Arts, Warren has decades of experience as a leader and advisor for some of the most iconic corporate success stories in recent history.

He is also the former President and Chief Financial Officer of Nielsen, responsible for leading Nielsen’s global transformation strategy and analytics portfolio business, as well as the global finance organization. As part of his role as President and CFO, he led the company’s information technology, corporate development, and global strategy functions, as well as financial activities including financial planning and analysis, tax, controllership, and treasury. He also supported the company’s strategic initiatives while driving sustainable growth.

Prior to this, he served as President of LiveRamp, the category creator of data onboarding, identity and data collaboration. Warren has also held numerous C-suite positions with Delta Airlines and NBC.

Warren currently serves on the boards of DigitalOcean, Ripple and Jobcase, as well as the National Advisory Committee for the Marriott School of Business at Brigham Young University and the Board of Leaders for USC’s Marshall School of Business. Warren holds a bachelor’s and master’s degree in accounting from Brigham Young University.

As Dropbox enters a new chapter focused on meeting the evolving needs of modern work, we’re thrilled to tap into Warren’s breadth of experience successfully leading and scaling companies through periods of transition and his track record of operational excellence. Please join us in welcoming Warren to the Dropbox Board!